Exhibit 99.1

Item 6. Selected Financial Data

On June 24, 2013, the Company effected a one-for-six reverse stock split of its common stock through an amendment to its amended and restated certificate of incorporation (the “COI Amendment”). As of the effective time of the reverse stock split, every six shares of the Company’s issued and outstanding common stock were converted into one issued and outstanding share of common stock, without any change in par value per share. The reverse stock split affected all shares of the Company’s common stock outstanding immediately prior to the effective time of the reverse stock split, as well as the number of shares of common stock available for issuance under the Company’s equity incentive plans. In addition, the reverse stock split effected a reduction in the number of shares of common stock issuable upon the conversion of shares of preferred stock or upon the exercise of stock options or warrants outstanding immediately prior to the effectiveness of the reverse stock split. No fractional shares were issued as a result of the reverse stock split. Stockholders who would otherwise have been entitled to receive a fractional share received cash payments in lieu thereof. In addition, the COI Amendment reduced the number of authorized shares of common stock to 81.5 million.

All references to shares of common stock and per share data for all periods presented in the accompanying selected financial data have been adjusted to reflect the reverse stock split on a retroactive basis.

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Research and development revenues from related parties(1)	$4,177	$2,054	$1,487	$7,171	$186
Research and development, grant and other revenues	3,382	1,946	1,090	—	—
License revenues from related parties(1)	—	—	—	74,367	12,234

Total revenues	7,559	4,000	2,577	81,538	12,420

Operating expenses:
Research and development	35,643	37,182	38,013	39,840	53,950
General and administrative	12,429	13,590	14,199	15,626	15,076
Restructuring charges (reversals)	(56)	1,192	—	(23)	2,473

Total operating expenses	48,016	51,964	52,212	55,443	71,499

Operating income (loss)	(40,457)	(47,964)	(49,635)	26,095	(59,079)
Interest and other, net(2)	87	104	172	(1,401)	2,705

Income (loss) before income taxes	(40,370)	(47,860)	(49,463)	24,694	(56,374)
Income tax provision (benefit)	—	—	(176)	150	—

Net income (loss)	(40,370)	(47,860)	(49,287)	24,544	(56,374)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	(1,307)	(2,857)	—	—	—

Net income (loss) allocable to common stockholders:	$(41,677)	$(50,717)	$(49,287)	$24,544	$(56,374)

Net income (loss) per share allocable to common stockholders:
Basic	$(2.30)	$(4.30)	$(4.61)	$2.57	$(6.85)

Diluted	$(2.30)	$(4.30)	$(4.61)	$2.54	$(6.85)

Weighted average shares used in computing net income (loss) per share allocable to common stockholders:(3)
Basic	18,107	11,800	10,694	9,565	8,232

Diluted	18,107	11,800	10,694	9,660	8,232

	As of December 31,
	2012	2011	2010	2009	2008
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents, investments, auction rate securities (“ARS”) and investment put option related to ARS	$74,000	$49,023	$72,845	$114,727	$76,892
Restricted cash	—	196	788	1,674	2,750
Working capital	69,322	46,548	66,174	96,735	36,033
Total assets	77,551	52,773	77,992	122,599	87,454
Long-term portion of equipment financing lines	—	—	152	985	2,615
Deficit accumulated during the development stage	(448,880)	(408,510)	(360,650)	(311,363)	(335,907)
Total stockholders’ equity(3)	70,085	48,178	70,516	101,428	49,766

(1)	Revenues from related parties consisted of revenues recognized under our research and development arrangements with related parties, including Amgen.
(2)	Interest and Other, net consisted of interest income/expense and other income/expense. For the years ended December 31, 2010, and 2009, it also included unrealized gains (losses) on ARS and investment put option related to the Series C-2 ARS Rights issued to us by UBS AG. For the year ended December 31, 2009, it also included warrant expense.
(3)	In 2009, we sold 599,455 shares of common stock to Kingsbridge Capital Limited (“Kingsbridge”) pursuant to the 2007 committed equity financing facility for net proceeds of $6.9 million. In May 2009, we sold 1,184,433 shares of common stock in a registered direct offering for net proceeds of approximately $12.9 million. In 2010, we sold 889,970 shares of common stock to Kingsbridge pursuant to the 2007 committed equity financing facility for net proceeds of $14.0 million. In April 2011, we sold 883,333 shares of common stock, 8,070 shares of Series A convertible preferred stock and warrants to purchase 1,114,167 shares of common stock to Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited for net proceeds of approximately $19.9 million. In the fourth quarter of 2011, we sold 429,868 shares of common stock through McNicoll, Lewis & Vlak LLC (“MLV”) for net proceeds of $2.4 million. In June 2012, we issued to various investors (i) 9,320,176 shares of common stock for a purchase price of $4.56 per share, (ii) 23,026 shares of Series B convertible preferred stock for a purchase price of $760.00 per share, and (iii) warrants to purchase 7,894,704 shares of the Company’s common stock at an exercise price of $5.28 per share, for aggregate gross proceeds of approximately $60.0 million. In 2012, we sold 432,724 shares of common stock through MLV for net proceeds of $2.8 million. In June 2013, we sold 1,404,100 shares of common stock to Amgen at a price per share of $7.12 and an aggregate purchase price of $10.0 million, pursuant to the Amgen Agreement Amendment. In 2013, we sold 1,170,583 shares of common stock through MLV for net proceeds of $7.5 million.